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                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE

                       GEORGIA BANK FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                                                                           Year ended
                                                                          December 31,
                                                    ================     ================    ================
                                                          2001                 2000                1999
                                                    ----------------     ----------------    ----------------
Net income                                             $4,561,004           $4,002,296          $3,969,508

Basic and diluted net income per share:/(1)/
    Weighted average number of common
       shares outstanding                               2,385,280            2,397,327           2,397,327

Basic net income per share                                $1.91                $1.67            $     1.66

    Weighted average number of common
        and common  equivalent shares outstanding       2,389,149            2,398,260           2,397,327

Diluted net income per share                              $1.91                $1.67            $     1.66

/(1)/ Adjusted on a comparative basis for the 15% stock dividend payable August
      28, 1999 and August 31, 2001.

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